 Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the shares of Common Stock, par value $0.00001 per share, of Virpax Pharmaceuticals, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as Exhibit 1 to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this 14th day of February, 2022.

VIRPAX PHARMACEUTICALS, LLC

By:	/s/ Anthony P. Mack
Name: Anthony P. Mack
Title: Managing Member

/s/ Anthony P. Mack
Anthony P. Mack